Exhibit 99.2

U.S. Gold Corp. Issues CEO Update on Project Advancements

ELKO, NV, January 27, 2021 – U.S. Gold Corp. (Nasdaq: USAU) (the “Company”), a gold exploration and development company, today announced that it has issued a CEO update outlining the Company’s recent and expected milestones, as it continues to advance its assets and mining projects.

Highlights include:

●	Update on 2020 field activities at the CK Gold Project in Wyoming
●	Announcement of encouraging initial project drill results
●	Advancement of the CK Gold Project to the Pre-Feasibility Study

“I am proud of all of the work U.S. Gold Corp. has accomplished since I joined in August 2020,” stated George Bee, President & CEO of U.S. Gold Corp. “As we continue to push forward and advance our CK Gold Project, we anticipate 2021 being a busy year for us. We hope to have the Pre-Feasibility Study completed in the first half and plan to continue to advance all of our projects throughout the year.”

A copy of the letter is available on our website at: www.usgoldcorp.gold/Jan2021-SH-Letter

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration and development company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King, now the CK Gold Project, is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. The Challis Gold Project is located in Idaho. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, COVID-19 uncertainties, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold